Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 1, 2015 by and between ECO Management, LLC, a California limited liability company (the “Company”), a wholly-owned subsidiary of ECO Integrated Technologies, Inc., a Delaware corporation and Walter E. Carlson (the “Employee”).

IT IS HEREBY AGREED AS FOLLOWS:

1. Effective Date. The effective date of this Agreement (the “Effective Date”) shall be the date first written above.

2. Employment Period. (a) General. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2017 (the “Employment Period”), unless prior to such date the employment of the Employee is terminated pursuant to this Agreement. At least sixty (60) days before the end of the Employment Period, the parties will discuss the potential for extension of this Agreement. If the Employee remains employed with the Company after the end of the Employment Period without an extension of the Agreement, he will be an employee “at-will.”

(b) “At-Will” Employment.   Following the Employment Period, as an “at-will” employee, Employee is free to terminate his employment with the Company at any time, for any reason, and the Company has the similar right to terminate Employee’s employment at any time, for any reason.  Although the Company may choose to terminate Employee’s employment for Cause, Employee’s employment following the Employment Period is at-will and Cause is not required.  Notwithstanding the foregoing, this Agreement shall expire on the date the Employee dies, and may be terminated by the Company or by Employee during the Employment Period, by delivery of written notice, for Cause or for Good Reason (as hereinafter defined), or because of Disability (as hereinafter defined).

3. Terms of Employment. (a) Position and Duties.

(i) Initially, Employee shall serve in the position and with the title as listed on Exhibit A which shall be the Employee’s applicable title for both ECO Management, LLC and for ECO Integrated Technologies, Inc., attached hereto, and with such authority, duties and responsibilities as are customarily assigned to such positions. Employee shall report on a day to day basis to the Company, unless directed otherwise by the Company. The Company may change Employee’s title, duties and responsibilities from time to time in its sole and absolute discretion.  The Employee’s services shall be performed in Irvine, California, or at such other acceptable location such that employee shall be able to perform the Employee’s duties and responsibilities.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote his/her full business attention and time to the business and affairs of the Company and, to the extent necessary, to discharge the responsibilities assigned to the Employee hereunder and to use the Employee’s reasonable and best efforts to perform faithfully and efficiently such responsibilities.

(iii) During the Employment Period, the Company shall have the right to obtain “key man” or other types of insurance for the benefit of the Company or other third party, and Employee agrees to cooperate with Company in that regard.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Company shall pay Employee an annual base salary (“Annual Base Salary”) as set forth on Exhibit B attached hereto and payable in accordance with the Company’s normal payroll policies. The Employee’s Annual Base Salary shall be reviewed annually by the Company pursuant to its normal performance review policies for Employees. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall thereafter refer to Annual Base Salary as so increased.

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(ii) Incentive Compensation. With respect to each fiscal year ending during the Employment Period, the Company may elect to provide incentive compensation (“Incentive Compensation”) of which Employee may be eligible to receive as determined and as paid at the sole discretion of the Company pursuant to a plan to be prepared by the Company (“Incentive Plan”). The Incentive Compensation currently available to Employee, if any, is set forth on Exhibit B. The Company shall endeavor to establish the initial Incentive Plan at the earliest practicable time, however, it is unlikely that such a plan shall be adopted prior to mid-2016.  The Incentive Plan shall provide that, assuming satisfaction of the performance criteria to be set forth in the Incentive Plan, the Employee may be eligible to earn and receive an annual incentive payment with respect to each of the Company’s fiscal years during and after the Employment Period as long as employed with the Company. The actual Incentive Compensation shall be paid pursuant to the terms of the Incentive Plan, if any.

(iii) Performance Bonus. Employee may be eligible to participate in a quarterly Performance Bonus plan (“Performance Bonus”), if any, under which Employee may receive, in addition to his Annual Base Salary, a bonus per calendar quarter. Employee must be employed by the Company through the last day of the quarter in order to receive any Performance Bonus attributable to such quarter with the following exceptions: the bonus for such quarter shall be prorated only if the first or last calendar quarter of the Employment Period is less than a full quarter because: (i) the Agreement expired at the end of the Employment Period or Employee died; (ii) Employee’s employment is terminated without Cause or due to death or a disability; or (iii) Employee resigns for Good Reason.

Any Performance Bonus, if applicable, shall be paid to Employee in a lump sum as soon as administratively practicable following the end of the quarter to which it relates, but no later than thirty (30) calendar days after the end of the quarter and will be subject to applicable withholding and payroll taxes.

The Company shall notify Employee of any changes to the Performance Bonus in writing, which changes will not take effect until the quarter following the notice of change.

(iv) No Other Compensation. Employee shall not be entitled to any compensation, for the services or otherwise, beyond the compensation described in Section 3(b)(i).  The Company is under no obligation to make any loan or to pay any Incentive Compensation, Performance Bonus or similar amount to Employee and, if the Company should elect to make any such loan, incentive or bonus payments, the Company shall not thereby become obligated to make any additional loans, incentive or bonus payments of the same or similar nature.  Without limitation to the foregoing, Employee acknowledges that the Employee compensation and any Incentive Compensation and/or Performance Bonus which may be available to the Employee in connection with Employee’s employment by the Company, does not entitle Employee to a “carried interest” in any project or an ownership interest in any entity.

(v) Other Employee Benefit Plans. During the Employment Period, the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in all benefit plans and programs currently and hereafter maintained by the Company as set forth in the Company’s Employee Handbook (the “Handbook”). The Employee shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs) on a basis that is commensurate with his/her position and no less favorable than those generally applicable or made available to most other Employees of the Company. Modification of this paragraph, if any, will be included on Exhibit B, attached hereto.  Should Employee decline any benefit plans and programs offered by the Company, the Company has no obligation to pay Employee any amount as additional compensation.  In each case, Employee’s participation in any such plan or program shall be subject to the eligibility requirements set forth in the Handbook.  Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to cancel or change the benefit plans and programs at any time and without prior notice and shall have no liability to Employee in consequence of any such cancellation or change.

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(vi) Group Medical Plan. During the Term of this Agreement, Employer shall either cause Employee to be included in any Company group medical plan or shall reimburse Employee for the reasonable cost of Employee’s own medical insurance, if applicable, as of the Effective Date of this Agreement. If it is not practical for the Employee to participate in the Company’s group medical plan, for example due to the Employee’s geographical location not being covered by the Company’s group medical plan, the Employee shall be reimbursed for his/her cost of insurance, so long as the cost is reasonable and not materially different.  Special consideration is applicable for each Employee who is currently covered by Medicare and cannot participate in the Company’s group medical plan.  Such a Medicare-covered Employee shall be reimbursed for the monthly cost of any Medicare Advantage or Medicare Supplement Plan and Medicare approved individual drug plan in which such Employee is enrolled.

(vii) Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable, ordinary, necessary and authorized business expenses incurred by the Employee as a result of Employee’s services hereunder and in accordance with the Company’s policies as established from time to time. Reimbursement of an eligible expense shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit. Company, and at the Company’s sole discretion may provide the Employee with a credit card to facilitate the payment of such expenses.  Should the Employee be issued a Company credit card, only business expenses that otherwise would have been reimbursable in the absence of such a credit card shall be charged to the Company credit card so as to maintain both easily audited Company expenses for financial reporting purposes and Company expenses that would be sustainable upon audit by the Internal Revenue Service upon examination of the Company’s Federal Income Tax returns.

(viii) Vacation. During the Employment Period, the Employee shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as established in the Handbook and as set forth on Exhibit B attached hereto, but in no event less than two (2) weeks of vacation each year during the Employment Period, as further described in Exhibit B.  The Employee must actually take time off from work to be paid for the vacation time granted pursuant to Exhibit B.

4. Termination of Employment. (a) General.  Employee understands and acknowledges that after the Employment Period, employment with the Company is for an unspecified duration and constitutes “at will” employment.  Any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Company.  Employee acknowledges that this employment relationship may be terminated at any time following the Employment Period, with or without Cause or Good Reason at the option of either the Employee or the Company, with or without notice.

(b) Possession. Employee agrees that upon termination of employment or upon Company’s earlier verbal or written request, Employee shall promptly deliver to the Company all property owned by Company then in Employee’s possession or under Employee’s control, and any other property of the Company, business related documents, files, office equipment, cell phones, computers, office supplies, and any other material or work product in Employee’s possession or control and shall return to Company, as applicable, any access cards, keys, passwords, codes or other means of entry and authorization held by Employee for access to the Company’s facilities or computer software.

(c) Cause. Notwithstanding anything herein to the contrary, the Company may terminate the Employee’s employment at any time for Cause. Any such termination shall be effective upon Employee’s receipt of written notice thereof from Company.  For purposes of this Agreement, “Cause” shall mean:

(i) Employee’s willful and continued failure or refusal to perform substantially the Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Company, which specifically identifies the manner in which the Company believes that the Employee has willfully and continuously failed to perform substantially the Employee’s duties with the Company and which failure cannot be cured or is not cured within ten (10) calendar days after the written notice from the Company;

(ii) The willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company and/or its affiliates;

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(iii) Any other willful action which is deemed Cause for termination under the applicable statutes and case law of the state of California, after one single warning of such willful action, and the single subsequent failure or refusal of Employee to completely refrain from such conduct after such warning by Company;

(iv) Employee’s admission or conviction of, or entering a plea of nolo contendere as to any felony, or any lesser crime involving fraud, embezzlement, deceit or theft; or

(v) Employee’s material breach of any provision of this Agreement, which breach cannot be cured or is not cured within thirty (30) calendar days after written notice from the Company.

For purposes of this Section 4(c), no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s act or omission was in the best interests of the Company.  Any act, or failure to act, based upon express authority given to Company with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interest of the Company. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a written notice that in the good faith opinion of the Company, the Employee engaged in the conduct described in Section 4(c) (i), (ii), (iii), (iv) or (v) above, with such notice specifying the particulars thereof in detail.

(d) Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Employee:

(i) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; or

(ii) any purported termination by the Company of the Employee’s employment otherwise than as expressly permitted by this Agreement.

Employee may exercise the right to resign for Good Reason pursuant to this Section only if the Company fails to cure any such deficiency within thirty (30) calendar days of receiving a timely written notice from Employee.  Employee must provide said written notice to the Chief Executive Officer within thirty (30) calendar days after receiving notice of an event triggering the right to resign for Good Reason.  If Employee resigns pursuant to this Section, Employee shall receive his Annual Base Salary and benefits earned through the Date of Termination, and pro rata bonuses, if any, for the calendar quarter in which Employee ceased performing services for the Company.

(e) Resignation Without Good Reason.  Employee may resign at any time without Good Reason after providing two (2) weeks written notice to the Company.  If Employee resigns without Good Reason, Employee will receive only payment of his Annual Base Salary and benefits earned through the date of termination, if unpaid.

(f) Notice of Termination. Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) calendar days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

(g) Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated by the Company for Cause, or by the Employee with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) calendar days of such notice, as the case may be, (ii) if the Employee’s employment is terminated by the Company other than for Cause or Disability, the Date of

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Termination shall be the date on which the Company notifies the Employee of such termination, and (iii) if the Employee’s employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of Death of the Employee or the Disability Effective Date, as the case may be.

(h) Resignation. Upon termination of the Employee’s employment for any reason, the Employee agrees to resign, as of the Date of Termination, to the extent applicable, from all positions that the Employee holds with the Company and its affiliated companies.

5. Obligations of the Company upon Termination.

(a) Good Reason; Disability; Other than for Cause. If, during the Employment Period, (i) the Company shall terminate the Employee’s employment other than for Cause or Disability, (ii) the Employee shall terminate employment for Good Reason, or (iii) employment shall be terminated by either party due to Disability:

(i) Subject to the execution by the Employee and the Company of a release of claims in favor of the Company, the Company shall pay to the Employee the aggregate of the following amounts: the sum of (1) the Employee’s accrued but unpaid Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Employee’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were authorized, approved and incurred by the Employee prior to the Date of Termination in accordance with the applicable Company policy, (3) the Employee’s Incentive Compensation, if any, earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination, and (4) the Employee’s Performance Bonus, if any, already fully earned by Employee under the terms and conditions of the then applicable bonus program as of the date of Employee’s Date of Termination if such bonus has not been paid (the sum of the amounts described in clauses (1) through (4), shall be hereinafter referred to as the “Accrued Obligations”). The Accrued Obligations shall be paid in a lump sum seventy-two hours after the Date of Termination of Employee’s employment.

(ii) In the event that this Agreement is terminated by Company or by the Employee for Disability during the Employment Period, then Company shall pay, in addition to the amounts set forth in Section 5(a)(i) above, a severance to the Employee as detailed on Exhibit B attached hereto.  All other compensation shall cease as of such termination.  Notwithstanding the foregoing, the severance payment will only be paid provided that the following conditions are met: (i) Employee complies with all surviving provisions of this Agreement; and (ii) Employee executes (and does not revoke) a full general release, releasing all claims, known or unknown, that Employee may have against Company arising out of or in any way related to Employee’s employment or termination of employment with Company.

(iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), in accordance with the terms of such plan, program, policy or practice or contract or agreement. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company or with ECO Integrated Technologies, Inc.

(b) Cause; Other than for Good Reason. If the Employee’s employment shall be terminated by the Company for Cause or the Employee terminates his employment without Good Reason during the Employment Period, the Company shall have no further obligations to the Employee other than the obligation to pay and provide to the Employee the Accrued Obligations through the Date of Termination to the extent theretofore unpaid.

6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

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7. Covenants. (a) Introduction. The parties acknowledge that the provisions and covenants contained in this Section 7 are ancillary and material to this Agreement and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 7 do not adversely affect the Employee’s ability to earn a living in any capacity that does not violate the covenants contained herein. The parties also acknowledge that before Employee shall be determined to have breached any provision or covenant contained in this Section 7, Employee shall have been given notice of any such alleged breach and been given thirty (30) calendar days after receipt of such notice of such breach to cure or remedy any such breach that is reasonably susceptible of cure or remedy.

(b) Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the ECO Integrated Technologies, Inc. and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “ECO Group”), all secret or confidential information, knowledge or data relating to the ECO Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, intellectual property, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating or manufacturing procedures, programs or methods of promotion and sale, prices, policies and procedures, business assets, future plans and other proprietary and confidential material) that the Employee has obtained or obtains during the Employee’s employment by the ECO Group and that is not public knowledge (other than as a result of the Employee’s violation of this Section 7(b)) (“Confidential Information”). The Employee shall not directly or indirectly communicate, divulge or disseminate Confidential Information at any time during or after the Employee’s employment and/or service as a consultant with the ECO Group, except with prior written consent of a corporate officer of Company, or as otherwise required by law or legal process. Employee acknowledges and agrees that a material inducement to the Company’s decision to extend Employee employment on the terms set forth herein is the expertise of Employee, and that during Employment Period, Employee will be required to utilize that expertise to further the business goals and objectives of the Company.  Employee agrees that the Company owns all of the respective Confidential Information whether or not developed by Employee and even if made on Employee’s own time and without the use of any of the Company’s equipment or materials.  All Confidential Information, records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Employee uses, prepares or comes into contact with during the course of the Employee’s employment shall remain the sole property of the Company and/or the ECO Group, as applicable, and shall be turned over to the applicable ECO Group company upon termination of the Employee’s employment.

(c) Non-Recruitment of ECO Group Employees, etc. Employee understands and agrees that any information regarding Company employees is confidential and constitutes trade secrets. In recognition of the confidential nature of information regarding Company employees, Employee agrees that he/she shall not, at any time during the Restricted Period (as defined in this Section 7(c)), without the prior written consent of the Company, engage in the following conduct (a “Solicitation”): (i) directly or indirectly, contact, solicit, or recruit (whether as an employee, officer, director, agent, consultant, or independent contractor) any person who was or is at any time during the previous twelve months an employee, consultant, representative, officer or director of the ECO Group for the purpose of offering them employment by any other entity, business or individual; or (ii) take any action to encourage or induce any employee, consultant, representative, officer or director of the ECO Group to cease their relationship with the ECO Group for any reason. A “Solicitation” does not include any recruitment of employees within or for the ECO Group. The “Restricted Period” means the period of the Employee’s employment with the ECO Group and the additional period ending on (i) in the event of a termination of employment prior to the end of the Employment Period, the second anniversary of the Date of Termination, or (ii) in the event of a termination of employment on or after the end of the Employment Period, the second anniversary of the end of the Employment Period.

(d) Non-Solicitation of Business. Employee acknowledges and agrees that Company’s customers and any information regarding Company’s customers is confidential and constitutes trade secrets. In recognition of the confidential and trade secret nature of information regarding Company’s customers, Employee agrees that during the Restricted Period, the Employee shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit on behalf of any competitor of the ECO Group the business of (i) any customer of the ECO Group at the time of the Employee’s employment or Date of Termination,

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or (ii) any potential customer of the ECO Group which the Employee knew to be an identified, prospective purchaser of services or products of the ECO Group.

(e) Employment by Competitor. During the Restricted Period, the Employee shall not, without prior written consent as attached hereto as Exhibit C, invest in, counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that competes with the ECO Group, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the ECO Group.

(f) No Disparagement.

(i) The Employee and the Company shall at all times refrain from taking actions or making statements, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of Employee or the ECO Group, as the case may be, or any of its officers, investors, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the ECO Group. The Employee further agrees not to make any negative statement to third parties relating to the Employee’s employment or any aspect of the businesses of ECO Group and not to make any statements to third parties about the circumstances of the termination of the Employee’s employment, or about the ECO Group or its directors, officer, investors, partners, agents or former or current employees and directors, except as may be required by a court or government body.

(ii) The Employee further agrees that, following termination of employment for any reason, the Employee shall assist and cooperate with the Company with regard to any matter or project in which the Employee was involved during the Employee’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Employee agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Employee and shall cooperate with the Employee in scheduling any assistance by the Employee taking into account the Employee’s business and personal affairs and shall compensate the Employee for any lost wages or expenses associated with such cooperation and assistance.

(g) Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Employee, whether alone or jointly with others, from the date of the Employee’s initial employment by the Company and continuing until the end of any period during which the Employee is employed by the ECO Group, relating or pertaining in any way to the Employee’s employment with or the business of the ECO Group, shall be promptly disclosed in writing to the Company’s Chief Executive Officer and are hereby transferred to and shall inure to the benefit of the Company and shall become and remain its sole and exclusive property. The Employee agrees to execute any assignment to the Company or its nominee, of the Employee’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Employee further agrees, during and after the Employment Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

(h) Acknowledgement and Enforcement. The Employee acknowledges and agrees that: (A) the purpose of the foregoing covenants is to protect the goodwill, trade secrets, Confidential Information and other protected interests of the Company; (B) because of the nature of the business in which the ECO Group is engaged and because of the nature of the Confidential Information to which the Employee has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the ECO Group in the event the Employee breached any of the covenants of this Section 7; and (C) remedies at law (such as monetary damages) for any breach of the Employee’s obligations under this Section 7 would be inadequate, if the Employee commits any breach of a covenant under this Section 7 or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

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(i) Special Acknowledgment. Each party acknowledges and agrees that: (A) such party is executing this agreement voluntarily and without any duress or undue influence by any person; (B) such party has carefully read and fully understands the terms, consequences and binding effect of this Agreement; (C) such party is waiving any right to a jury trial; and (D) this Agreement is intended to be strictly enforceable.  Each party further acknowledges and agrees that it has been provided an opportunity to seek the advice of an attorney of its choice before singing this Agreement.

8. Successors. (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives, heirs or successors and the Employee by written notice to the Company may designate any beneficiary with respect to any amounts due under this Agreement upon the Employee’s death.

(b) This Agreement shall inure to the benefit of and be binding upon the Company, its personal representatives, its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Dispute Resolution. (a) General. In consideration of Employee’s employment with the Company and the right granted to Employee in the Agreement, Employee herby agrees that any and all controversies, claims or disputes with anyone (including without limitation the Company, and any employee, officer, member, equity holder, or benefit plan or program of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s employment with the Company or the termination of Employee’s employment with the Company, including any breach of this Agreement, shall be resolved exclusively through binding arbitration.  Disputes which Employee agrees to arbitrate, and with respect to law or statutory claims arising under state or Federal law, including claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, any state laws of similar effect, and any other statutory claims.  An equivalent agreement to arbitrate shall also apply to any claims that the Company may have against Employee.

(b) Remedy.  Arbitration shall provide the sole, exclusive and final remedy for any controversy, claim or dispute described in this Section 9.  The Arbitrator’s award shall be final and binding on the parties and judicial review shall be limited, as provided by law.  Accordingly, neither Employee not the Company shall be permitted to pursue court action regarding claims that are subject to arbitration.

(c) Availability of Injunctive Relief. Employee acknowledges that the breach or threatened breach of any of the covenants contained in Section 7 would give rise to irreparable injury to the Company, which injury would be inadequately compensable in money damages.  Accordingly, Company may seek and obtain a restraining order and/or injunction prohibiting the breach or threatened breach of the nondisclosure covenants of this Agreement, in addition to and not in limitation of any other legal remedies that may be available.  Employee further acknowledges and agrees that the agreements set out above are necessary for the protection of the Company’s legitimate business interest and are reasonable in scope and content.  Employee acknowledges and agrees that nothing in this Section 9 shall be construed as precluding the Company from seeking compensation for any and all damages, including but not limited to, direct, indirect and consequential damages suffered by the Company as a result of the breach by Employee of any of the covenants contained in Section 7.

(d) Administrative Relief.  Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or Federal administrative body such as the Equal Employment Opportunity Commission or the Workers’ Compensation Board.  This Agreement does, however; preclude Employee from pursuing court action regarding any such claim.

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(e) No Personal Liability. No officer, manager, member, attorney or any other party, including any entity owned in whole or in part by any member or manager of the Company or it affiliates, shall have any personal liability for the obligations of the Company being created pursuant to this Agreement.

(f) Legal Expense. The prevailing party in any action to enforce this Agreement shall be entitled to recover from the other party reasonable sums as attorney fees and expenses in connection with such action, including appeal.

10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, venue in Orange County, California, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire and only agreement of the parties with respect to the subject matter hereof and may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Agreement shall, to the extent possible, be read in a manner consistent with any provision of any policy manuals or handbooks now or hereafter developed by Company which contain terms of employment not specifically address herein.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	At the most recent address on file at the Company with a copy to:

Walter E. Carlson ______________ ______________

If to the Company:	ECO Management, LLC
2600 Michelson Drive, Suite 780
Irvine, California 92612
Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Except as otherwise specifically provided in this Agreement, notice to a Party shall be deemed duly given upon the earliest to occur of the following: (i) personal delivery to such party, to the address set forth above or to any other address which such party has provided to the other party; (ii) the close of business on the fifth day after being deposited in the United States mail, registered or certified, postage prepaid and addressed to such party at the address set forth above for such party, or at any other address which such party has provided to the other party; (iii) the close of business on the first business day after being deposited with a nationally recognized overnight courier service, with delivery charges prepaid, addressed as provided in the preceding clause and marked for next business day delivery; or (iv) actual receipt by such party via any other means (including public or private mail, electronic mail, facsimile); provided, however, that notice sent via electronic mail shall be deemed duly given only when actually received and opened by the party. Any party may change its address for notice purposes by written notice delivered in accordance with the terms hereof.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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(e) The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section 4 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, except as specifically provided in a written consent pursuant to Section 4.

(f) Except as otherwise expressly provided herein, from and after the Effective Time, this Agreement shall supersede any other employment agreement between the parties and between the Employee with respect to the subject matter hereof. Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Employee’s employment shall survive in accordance with its terms.

(g) The Employee hereby warrants that the Employee is free to enter into this Agreement and to perform the services described herein. The Company hereby warrants that this Agreement and the compensation and Membership Units and/or Incentive Compensation, if any, provided hereunder have been duly authorized.

(h) This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all parties, notwithstanding the fact that all parties are not a signatory to the original or to the same counterpart.

11. Continuing Guarantee.  The Company’s obligation shall be guaranteed by ECO Integrated Technologies, Inc., the parent entity of ECO Management, LLC, whether it is a privately held company or a publicly held corporation, and whether it was the original contracting company that executed the original Agreement, and shall continue in effect throughout the Term of this Agreement, in any event.  This Continuing Guarantee shall remain in effect to the date of termination of the Agreement, even if this Agreement has been terminated between and among the entities that executed the original Agreement.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

COMPANY:

ECO MANAGEMENT, LLC

a California limited liability company

By:	/s/ Jess Rae Booth
Jess Rae Booth
Manager

ECO INTEGRATED TECHNOLOGIES, INC.
a Delaware corporation

By:	/s/ Jess Rae Booth
Jess Rae Booth
Chief Executive Officer

EMPLOYEE:

By:	/s/ Walter E. Carlson
Walter E. Carlson

Page 10 of 15 Employment Agreement – Walter E. Carlson - 2015

Exhibit A

Mission Statement and Duties and Responsibilities of Employee

CHIEF FINANCIAL OFFICER AND

VICE PRESIDENT OF STRATEGIC PLANNING AND RISK MANAGMENT

MISSION STATEMENT:

Provide senior financial oversight and strategic direction to the Company through initiatives and trends by maintaining internal controls and reporting systems.  Responsible for financial planning and record-keeping, as well as financial reporting to the Chief Executive Officer, President, Shareholders, and the Securities Exchange Commission (SEC). With respect to the SEC, serve as the designated Principal Financial Officer of the Company as a signatory for SEC filings.  Participate in the financial and functional decision-making processes necessary for the successful attainment of the Company’s mission to provide attractive “green” solutions to the handling and waste conversion of solids and liquids generated by the public and private enterprises.

REPORTS TO: Chief Executive Officer

PRIMARY RESPONSIBILITIES:

1.	Work with the Chief Executive Officer, President and other management employees and outside consultants overseeing the Company’s financial plans and reporting to third-parties.

2.	Create, coordinate and evaluate the financial programs and supporting information systems of the Company to include budgeting, tax planning, real estate, conservation of assets and other financial planning activities.

3.	Strategically develop long and short term plans, operating and capital budgets to support the Company’s objectives.

4.	Strategically project the future financial needs of the Company.

5.	Review and analyze alternative methods of Facilities, Projects, Ventures, or Exit Strategies. Financing could include either private or public debt and/or equity, from individual(s) or institutions. Work in tandem with senior management to obtain the requisite financing.

6.	Develop departmental objectives and guidelines.

7.	Management of department staff with continual coaching and development.

8.	Oversee the approval and processing of revenue, expenditures, and document control, department budgets, mass salary updates, general and subsidiary ledgers, account maintenance and data entry.

9.	Provide financial leadership to Company managers, directors and officers that will support and help to create ownership of goals and encourage active participation in decisions that impact the Company.

10.	Approve and coordinate changes and improvements in automated financial and management information systems for the Company.

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11.	Ensure Company meets financial regulatory and compliance requirements.

12.	Contribute financial expertise in the planning of new services that generate additional sources of profitable business opportunities.

13.	Establish and maintain appropriate internal control safeguards.

14.	Interact with other managers to provide consultative support to planning initiatives through financial and management information analyses, reports and recommendations.

15.	Analyze cash flow, cost controls and expenses to guide management.

16.	Analyze financial statements to pinpoint potential weak areas.

17.	Manage costs by continually seeking data that will identify opportunities and take action to eliminate non-value costs in conjunction with the Chief Executive Officer and the President.

18.	Analyze areas in planning, promoting and conducting Company-wide performance improvement activities.

19.	Oversee the monthly close, including preparation of reports for senior management, such as performance to budget and revised forecasts.

20.	Oversee and coordinate Change in Scope activities and the submittal of required cost reports, manage correspondence with Federal and state audits and investigations.

21.	Assist in obtaining the necessary licenses and insurances required to manage and mitigate potential exposures and risks to the Company and its operating subsidiaries.

22.	Represent the Company at meetings including the executive team and relevant community meetings as needed.

23.	Participate in Company monthly operation reviews as well as participate in Company office meetings as deemed necessary.

24.	Participate in meetings with current investors, joint venture partners, financial supporters, and with potential sources of additional capital from both individuals and institutional entities.

KNOWLEDGE AND SKILLS REQUIRED:

•	Bachelor’s degree in Finance, Accounting or other related field is required.
•	Prior CPA experience required.
•	MBA or equivalent experience.
•	Previous experience as a Chief Financial Officer highly preferred.
•	Knowledge of Federal Income Tax matters, accounting, and various decision-supporting analytical tools.
•	Excellent verbal and written communication (create, compose and edit) and interpersonal skills.
•	Ability to draft documents of all types, some of which will be further reviewed by general or securities counsel
•	Ability to motivate staff to produce quality materials within tight timeframes and simultaneously manage several projects.
•	Must be a strong leader with excellent interpersonal skills.

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•	Ability to participate in and facilitate group meetings.
•	Office software expertise – Microsoft Word, Excel, PowerPoint, Outlook and the Internet.
•	Experience in strategic planning and execution.
•	Knowledge of contracting, negotiating, and change management for development projects.
•	Knowledge of finance, accounting, budgeting, and cost control principles including U.S. Generally Accepted Accounting Principles.
•	Knowledge of automated financial and accounting reporting systems.
•	Knowledge of federal and state financial regulations.
•	Ability to manage outside financial report preparation and audits.
•	Ability to manage functions to be performed by general and/or securities counsel.
•	Ability to analyze financial data and prepare financial reports, statements and projections.
•	An entrepreneurial spirit.
•	Strong self-motivation and initiative.

CONDITIONS OF CONTINUED EMPLOYMENT:

•	Must abide by the Company standards of conduct.
•	Must demonstrate a commitment to service, Company values and professionalism through appropriate conduct and demeanor at all times.
•	Ability to maintain confidential information concerning personal and financial matters.
•	Work demands extra time and extended working hours often under conditions of high stress.
•	Maintain professional growth and development through seminars, workshops and professional affiliations to keep abreast of latest industry trends.
•	Identify appropriate avenues for professional growth of staff and self.

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Exhibit B

Employee Compensation and Information

Effective Date: January 1, 2015

Employment Period: January 1, 2015 through December 31, 2017.

Annual Base Salary - (Monthly Amount of Salary to be paid in accordance with company payroll practice):

January through March 2015	$ 6,000.00 per month
April through June 2015	$ 9,333.33 per month
July through September 2015	$10,333.33 per month
October through December 2015	$11,000.00 per month
January through June 2016	$11,000.00 per month
July through December 2016	$12,000.00 per month
January through June 2017	$14,000.00 per month
July through December 2017	$15,500.00 per month

Annual Incentive Compensation: To be determined by Company

Quarterly Performance Bonus: To be determined by Company

Vacation: Number of weeks per calendar year:

2015	Two (2) Weeks
2016	Three (3) Weeks
2017	Four (4) Weeks
2018	Five (5) Weeks (If Employment continues past 2017)
2019	Five (5) Weeks (If Employment continues past 2017)

Severance: If Severance occurs in one of the following years:

Number of Months
Employment Date	of Salary
2015	One (1)
2016	Two (2)
2017	Three (3)
2018	Four (4) (If Employment continues past 2017)
2019	Five (5) (If Employment continues past 2017)

Employee Contact Info:

Social Security Number:

Page 14 of 15 Employment Agreement – Walter E. Carlson - 2015

Exhibit C

Consents

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